UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2011 (November 29, 2011)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 29, 2011, Behringer Harvard Multifamily REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Behringer Harvard Multifamily OP I LP, our operating partnership, entered into a Membership Interest Purchase and Sale Agreement (the “Sale Agreement”) to sell joint venture interests in six multifamily communities to Milky Way Partners, L.P. (“Milky Way”) for an aggregate purchase price of $178.6 million, excluding closing costs.  The interests to be conveyed to Milky Way range from 15% to 45% interests in the following multifamily communities: (i) 7166 at Belmar; (ii) Acacia on Santa Rosa Creek; (iii) Argenta; (iv) Cyan/PDX; (v) The Gallery at NoHo Commons; and (vi) The Lofts at Park Crest (the “BHMF Sale Properties”).

Closing on the Sale Agreement is conditioned on the simultaneous closing of a purchase and sale agreement (the “BHMP Sale Agreement”) between Milky Way and Behringer Harvard Master Partnership I LP (the “BHMP Co-Investment Partner”).  The BHMP Co-Investment Partner is our partner in multiple joint ventures (“BHMP CO-JVs”) through which we hold interests in multifamily communities.  Pursuant to the BHMP Sale Agreement, the BHMP Co-Investment Partner will sell its joint venture interests in 12 multifamily communities to Milky Way.  The interests to be conveyed to Milky Way under the BHMP Sale Agreement range from 5% to 45% interests in the following multifamily communities: (i) 4550 Cherry Creek; (ii) 7166 at Belmar; (iii) Argenta; (iv) Briar Forest Lofts; (v) Burrough’s Mill; (vi) Calypso Apartments and Lofts; (vii) Cyan/PDX; (viii) Eclipse; (ix) Fitzhugh Urban Lofts; (x) Forty 55 Lofts; (xi) The Venue; and (xii) West Village (the “BHMP Sale Properties”).

Upon completion of the transactions described above, Milky Way will serve as our joint venture partner in the ownership of the BHMF Sale Properties and the BHMP Sale Properties (some of which overlap), replacing the BHMP Co-Investment Partner.  Milky Way is a partnership between Heitman LLC (“Heitman”), which serves as the general partner of Milky Way, and Korea Exchange Bank, as Trustee for and on behalf of National Pension Service (acting for and on behalf of the National Pension Fund of the Republic of Korea Government) (“NPS”), which serves as the limited partner of Milky Way.  Heitman is a large multi-national real estate investment management firm with over $23 billion in assets under management.  Heitman serves as the advisor to NPS.  NPS is one of the largest pension funds in the world, which generally covers all citizens of South Korea ages 18 to 59. NPS was established to provide pension benefits in contingency of old-age, disability or death of the primary income provider for a household with a view to contributing to the livelihood stabilization for the promotion of the welfare of South Korea. As of April 30, 2011 the NPS fund estimated its total value at 333 trillion won ($300 billion), based on exchange rates as of such date, and counted over 3.15 million people in its beneficiary base.

We have no ownership or other direct financial interests in either of these entities.  Our consent is required in order for the BHMP Sale Agreement to close.  Our interests in the BHMF Sale Properties and the BHMP Sale Properties after closing will be 55%, with Milky Way owning 45% of each multifamily community referred to above.

The organizational structure of the joint ventures with Milky Way will be substantially similar to our current joint ventures with the BHMP Co-Investment Partner.  Each of our separate joint ventures with Milky Way (each a “Milky Way CO-JV”) will be made through separate entities for each multifamily community that own 100% of the voting equity interests and approximately 99% of the economic interests in one subsidiary REIT, or an entity that will elect REIT tax status in the future, through which substantially all of the Milky Way CO-JV’s business will be conducted. Each Milky Way CO-JV, together with its respective subsidiary REIT, will be a separate legal entity formed for the sole purpose of holding its respective investment and obtaining legally separated debt and equity financing.

The consummation of the transactions described above is subject to substantial conditions and generally will depend upon:

•                  the satisfaction of the conditions to the disposition contained in the Sale Agreement, the BHMP Sale Agreement and other relevant contracts; and

•                  no material adverse changes occurring relating to the multifamily communities listed above.

At the time of filing, we cannot make any assurances that the closing of these transactions is probable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
(Registrant)

December 5, 2011	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President — Legal, General Counsel
and Secretary